Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended October 31, 2013

(Dollars in millions)

October 2013
Domestic Card Metrics(1)
Net principal charge-offs(2)	$217
Average loans held for investment	69,460
Net charge-off rate(2)(3)	3.74%
30+ day performing delinquencies	$2,470
Period-end loans held for investment	69,844
30+ day performing delinquency rate(4)	3.54%

International Card Metrics(1)
Net principal charge-offs	$32
Average loans held for investment	7,937
Net charge-off rate(3)	4.81%
30+ day performing delinquencies	$289
Nonperforming loans	92
Period-end loans held for investment	7,850
30+ day performing delinquency rate(4)	3.68%
Nonperforming loan rate(5)	1.17

Auto Finance Metrics
Net principal charge-offs	$58
Average loans held for investment	31,090
Net charge-off rate(3)	2.23%
30+ day performing delinquencies	$2,029
Nonperforming loans	154
Period-end loans held for investment	31,299
30+ day performing delinquency rate(4)	6.48%
Nonperforming loan rate(5)	0.49

(1)	Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.
(2)	At the end of October 2013, we experienced a short term delay in processing certain recoveries and as a result recoveries that ordinarily would have been processed in October were processed in November. As such, we estimate that Domestic Card net charge-offs for October 2013, as reported, were higher than they otherwise would have been by approximately 9 basis points. These recoveries will be reflected in our November 2013 net charge-offs. Although the timing of the processing of these recoveries affects our October and November 2013 net charge-off amounts, it will have no impact on our total net charge-offs for the fourth quarter of 2013.
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(4)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.